As filed with the Securities and Exchange Commission on May 22, 2009.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FBL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Iowa	42-1411715
(State or other jurisdiction of	(IRS Employer Identification number)
incorporation or organization)

5400 University Avenue, West Des Moines, Iowa   50266

(Address of Principal Executive Offices)   (Zip Code)

FARM BUREAU 401(K) SAVINGS PLAN

(Full title of the plan)

David A. McNeill, Esq., 5400 University Avenue, West Des Moines, IA 50266

(Name and address of agent for service)

515-225-5400

(Telephone number, including area code, of agent for service)

COPY TO:

Robert A. Simons, Esq., 5400 University Avenue, West Des Moines, IA 50266

(Name and address)

(515) 226-6141

(Telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Class A common stock, no par	1,270,000 shares	$6.54	$8,305,800	$463.46

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low sales prices of the stock on May 18, 2009, as reported on the New York Stock Exchange consolidated reporting system.

This Registration Statement shall become effective upon filing in accordance with Rule 462 of the Securities Act of 1933.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE PURSUANT TO

GENERAL INSTRUCTION E OF FORM S-8

This Registration Statement on Form S-8 is filed by FBL Financial Group, Inc. (the “Company”) and relates to 1,270,000 shares of Company Class A common stock (“Common Stock”) that may be acquired by employees under the Company’s Farm Bureau 401(k) Savings Plan (the “Plan”).  One million two hundred thirty thousand (1,230,000) shares of Common Stock have been previously registered for issuance under the Plan on the Company’s Registration Statements on Form S-8 (Registration No. 333-08567 filed on July 22, 1996, Registration No. 333-08567 POS filed on August 23, 2002, Registration No. 333-108151 filed on August 22, 2003, and Registration No. 333-138973 filed on November 28, 2006 (collectively, the “Prior Registration Statements”)).  This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with Section E of the General Instructions to Form S-8 regarding Registration of Additional Securities.  Pursuant to Section E of the General Instructions to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

Item 8.  Exhibits.

Exhibit No.	Description.
5.1	Opinion of Counsel.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in its opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Des Moines, State of Iowa, on May 20, 2009.

FBL FINANCIAL GROUP, INC.

By:	/s/ JAMES E. HOHMANN
James E. Hohmann
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David A. McNeill and James E. Hohmann, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES E. HOHMANN
James E. Hohmann	Chief Executive Officer (Principal Executive Officer)	May 20, 2009

/s/ JAMES P. BRANNEN
James P. Brannen	Chief Financial Officer and Chief Administrative Officer (Principal	May 20, 2009
Financial Officer and Principal Accounting Officer)

/s/ CRAIG A. LANG
Craig A. Lang	Chairman of the Board and Director	May 20, 2009

/s/ JERRY L. CHICOINE
Jerry L. Chicoine	Vice Chair and Director	May 20, 2009

/s/ STEVE L. BACCUS
Steve L. Baccus	Director	May 20, 2009

/s/ TIM H. GILL
Tim H. Gill	Director	May 20, 2009

/s/ ROBERT H. HANSON
Robert H. Hanson	Director	May 20, 2009

/s/ CRAIG D. HILL
Craig D. Hill	Director	May 20, 2009

/s/ PAUL E. LARSON
Paul E. Larson	Director	May 20, 2009

/s/ EDWARD W. MEHRER
Edward W. Mehrer	Director	May 20, 2009

/s/ KEITH R. OLSEN
Keith R. Olsen	Director	May 20, 2009

/s/ KEVIN G. ROGERS
Kevin G. Rogers	Director	May 20, 2009

/s/ JOHN E. WALKER
John E. Walker	Director	May 20, 2009